Exhibit D

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2006, by and between CITIC Capital MB Investment Limited, an exempted company organized and existing under the laws of the Cayman Islands with registered address at P.O. Box 2804, 4th Floor, Scotia Center, George Town, Grand Cayman, Cayman Islands (“CITIC”), and PacificInfo Limited, an international company organized and existing under the laws of the British Virgin Islands (“PacificInfo”). Reference is made to that certain Stockholders Agreement (the “SHA”), dated as of October 9, 2006, by and between CITIC and PacificInfo, relating to the common stock of AsiaInfo Holdings, Inc., a Delaware corporation.

WHEREAS, pursuant to Section 1.1 of the SHA, on or prior to the WPV Closing (as defined in the SHA), CITIC shall assign the rights, interests and obligations under the SHA with respect to certain WPV Shares (as defined in the SHA) to PacificInfo, and PacificInfo shall assume all of CITIC’s rights and obligations with respect to such shares;

WHEREAS, CITIC hereby wishes to assign its rights, interests and obligations under the SHA to 2,315,789 WPV Shares (as defined in the SHA) to PacificInfo, and PacificInfo hereby wishes to assume such rights, interests and obligations to such shares;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, operative on the execution of this Agreement, CITIC assigns its rights, interests and obligations under the SHA with respect to 2,315,789 WPV Shares (as defined in the SHA) to PacificInfo, and PacificInfo unconditionally accepts such assignment and assumes all such rights, interests and obligations under the SHA with respect to such 2,315,789 WPV Shares (as defined in the SHA), and CITIC shall forever be released from any liability thereunder.

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed together shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CITIC CAPITAL MB INVESTMENT LIMITED

By:	/s/ Eric Chan
Name:	Eric Chan
Title:	Director

PACIFICINFO LIMITED

By:	/s/ Edward Suning Tian
Name:	Edward Suning Tian
Title:	Director

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